MG High Yield Bond Yelfin 10f3

Transactions Q3 2001



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	YELL FINANCE BV	NEXTMEDIA OPERATING INC	NEXSTAR FIN HLDG LLC/INC
Underwriters	Merrill, CIBC, Barclay's, Bear Stearns, DBAB, Goldman, Hypovereinsbank London	Credit Suisse, DBAB, Goldman, CIBC, Thomas Weisel	BofA, Barclay's
Years of continuous operation, Including predecessors	> 3 years	> 3 years	> 3 years
Security	YELFIN 10.75%, 8/1/2011	NEXMED 10.75,% 7/1/2011	NEXSTR 0,% 5/15/2009
Is the affiliate a manager or co-manager of offering?	co-manager	joint lead	n/a
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	7/25/2001	6/28/2001	5/1/2001
Total dollar amount of offering sold to QIBs	$ 200,000,000	$ 200,000,000	$ 36,988,000
Total dollar amount of any concurrent public offering
Total	$ 200,000,000	$ 200,000,000	$ 36,988,000
Public offering price	100.00	98.51	54.07
Price paid if other than public offering price	n/a	n/a	n/a
Underwriting spread or commission	2.75%	3%	3.5%
Rating	B2/B	B3/B-	Caa1/B-
Current yield	10.75%	10.91%	0.00%
Total par value purchased	910,000	n/a	n/a
$ amount of purchase	910,000	n/a	n/a
% of offering purchased by fund	0.46%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.46%	n/a	n/a